SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   FORM 8-K/A
                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                Date of Report (date of earliest event reported):
                                  July 17, 1998


                              MEDITRUST CORPORATION
             (Exact Name of Registrant as specified in its charter)

         Delaware                    0-8131                      95-3520818
(State or other jurisdiction     (Commission File             (I.R.S. Employer
     of incorporation)               Number)                 Identification No.)

                 197 First Avenue, Suite 300, Needham, MA 02494
              (Address of principal executive offices and zip code)

                                 (781) 433-6000
              (Registrant's telephone number, including area code)



                           MEDITRUST OPERATING COMPANY
             (Exact Name of Registrant as specified in its charter)

         Delaware                    0-8132                       95-3419438
(State or other jurisdiction     (Commission File             (I.R.S. Employer
     of incorporation)               Number)                 Identification No.)

                 197 First Avenue, Suite 100, Needham, MA 02494
              (Address of principal executive offices and zip code)

                                 (781) 453-8062
              (Registrant's telephone number, including area code)

Item 5. Other Events.
        ------------


     The Meditrust Companies are filing hereby certain supplemental information for the period ended June 30, 1998 with respect to the acquisition of La Quinta Inns, Inc., which acquisition was consummated on July 17, 1998. The following summarizes certain operating data for The Meditrust Companies, The Cobblestone Golf Group and La Quinta Inns, Inc. pertaining to the supplemental information filed hereby:

     o Cobblestone Golf Group purchased an additional eight golf facilities for approximately $64,000,000 in the second quarter of 1998 resulting in a total of 32 golf facilities owned and operated by The Cobblestone Golf Group at June 30, 1998.

     o During the second quarter of 1998, Meditrust invested approximately $91,000,000 in nine healthcare facilities resulting in a total of 470 healthcare facilities at June 30, 1998.

     o La Quinta Inns, Inc.'s RevPAR (revenue per available room) increased 4.2% from $42.61 in the second quarter of 1997 to $44.42 in the second quarter of 1998. Occupancy and Average Room Rates were 74.5% and $57.23 in the second quarter of 1997, respectively, compared to 72.6% and $61.20 in the second quarter of 1998, respectively.

     o As of June 30, 1998, La Quinta owned and operated 280 hotels with more than 36,000 rooms and suites including 47 Inn and Suite hotels.


     The Meditrust Companies file hereby the following financial statements for the acquisition of La Quinta Inns, Inc.:


     Unaudited Condensed Balance Sheet and Income Statement of La Quinta Inns, Inc. as of and for the six month period ended June 30, 1998. (Page 3)


     The Meditrust Companies file hereby the following pro forma financial information for the acquisition of La Quinta Inns, Inc.:


     Unaudited Pro Forma Financial Statements of The Meditrust Companies as of June 30, 1998. (Page 11)

                              LA QUINTA INNS, INC.


                    Condensed Financial Statements and Notes
                              As of June 30, 1998

                              LA QUINTA INNS, INC.
                            CONDENSED BALANCE SHEETS
                                 (in thousands)


                                                                                     June 30, 1998        December 31, 1997
                                                                                    ---------------       ------------------
                                                                                      (Unaudited)
ASSETS
Current assets:
   Cash and cash equivalents....................................................      $    3,961             $    2,110
   Receivables:
     Trade and other (net of allowance of $136 and $191)........................          21,979                 14,805
   Supplies and prepayments.....................................................          15,562                 14,673
   Deferred income taxes........................................................           8,325                  9,813
                                                                                      ----------             ----------
     Total current assets.......................................................          49,827                 41,401
                                                                                      ----------             ----------
Notes receivable, excluding current installments................................           1,607                  1,104
Property and equipment, net ....................................................       1,574,065              1,449,215
Deferred charges and other assets, at cost less applicable amortization.........          15,288                 10,304
                                                                                      ----------             ----------
     Total assets...............................................................      $1,640,787             $1,502,024
                                                                                      ==========             ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Current installments of long-term debt ......................................      $  121,401             $   29,400
   Accounts payable.............................................................          83,036                 73,605
   Accrued expenses.............................................................          47,827                 49,521
                                                                                      ----------             ----------
     Total current liabilities..................................................         252,264                152,526
                                                                                      ----------             ----------
Long-term debt, excluding current installments..................................         867,853                872,285
Deferred income taxes, pension and other........................................          39,850                 42,020
Partners' capital...............................................................           2,779                  2,667
Shareholders' equity:
   Common stock ($.10 par value per share; 200,000 shares authorized;
     85,093 and 85,007 shares issued)...........................................           8,509                  8,501
   Additional paid-in capital...................................................         250,609                249,612
   Unearned officer's compensation..............................................            (880)                (1,016)
   Retained earnings............................................................         314,836                270,462
   Treasury stock, at cost (7,870 shares) ......................................         (95,033)               (95,033)
                                                                                      ----------             ----------
     Total shareholders' equity.................................................         478,041                432,526
                                                                                      ----------             ----------
     Total liabilities and shareholders' equity.................................      $1,640,787             $1,502,024
                                                                                      ==========             ==========


            See accompanying notes to condensed financial statements.

                              LA QUINTA INNS, INC.
                       CONDENSED STATEMENTS OF OPERATIONS
                      (in thousands, except per share data)
                                   (Unaudited)


                                                                    Three months ended               Six months ended
                                                                         June 30                         June 30
                                                                  -----------------------        ------------------------
                                                                    1998           1997            1998            1997
                                                                  --------       --------        --------        --------
Revenues:
   Hotel.....................................................     $149,063       $133,660        $280,360        $245,042
   Restaurant rental and other...............................        2,047          2,006           4,076           3,977
                                                                  --------       --------        --------        --------
      Total revenues.........................................      151,110        135,666         284,436         249,019
                                                                  --------       --------        --------        --------

Operating costs and expenses:
   Direct....................................................       73,259         62,473         139,218         119,819
   Corporate.................................................        1,845          4,905           7,422           9,187
   Depreciation, amortization and asset retirements..........       17,554         14,786          34,377          28,479
                                                                  --------       --------        --------        --------
      Total operating costs and expenses.....................       92,658         82,164         181,017         157,485
                                                                  --------       --------        --------        --------
      Operating income.......................................       58,452         53,502         103,419          91,534
                                                                  --------       --------        --------        --------

Other expense:
   Interest, net.............................................       14,693         12,567          28,756          23,940
   Partners' equity in earnings..............................          327            243             531             476
                                                                  --------       --------        --------        --------
      Earnings before income taxes and extraordinary items...       43,432         40,692          74,132          67,118
Income taxes.................................................       15,853         15,056          27,058          24,834
                                                                  --------       --------        --------        --------
      Net earnings...........................................      $27,579       $ 25,636        $ 47,074        $ 42,284
                                                                  ========       ========        ========        ========

Basic net earnings per share.................................     $    .36       $    .33        $    .61        $    .54
                                                                  ========       ========        ========        ========
Basic weighted average number of shares
   outstanding...............................................       77,223         77,685          77,197          77,638
                                                                  --------       --------        --------        --------

Diluted net earnings per share...............................     $    .35       $    .32        $    .59        $    .53
                                                                  ========       ========        ========        ========
Diluted weighted average number of shares
   outstanding...............................................       79,866         80,667          79,875          80,522
                                                                  ========       ========        ========        ========


           See accompanying notes to condensed financial statements.

                              LA QUINTA INNS, INC.

                  CONDENSED STATEMENTS OF SHAREHOLDERS' EQUITY
                                 (in thousands)


                                                                               Additional      Unearned
                                   Common Stock            Treasury Stock       Paid-In        Officer's     Retained
                                 Shares      Amount      Shares      Amount     Capital       Compensation   Earnings       Total
                                 ------      ------      ------      ------     -------       ------------   --------       -----
Balances at December 31, 1996..  84,274      $8,427      (6,704)    $(71,914)   $240,453        $    --      $188,610      $365,576
   Exercise of stock options...     708          71         (10)        (214)      8,075             --            --         7,932
   Issuance of restricted stock
     and stock options.........      25           3          --           --       1,084         (1,084)           --             3
   Purchase of treasury stock..      --          --      (1,156)     (22,905)         --             --            --       (22,905)
   Dividends paid..............      --          --          --           --          --             --        (5,414)       (5,414)
   Amortization of unearned
     officer's compensation....      --          --          --           --          --             68            --            68
   Net earnings................      --          --          --           --          --             --        87,266        87,266
                                 ------      ------      -------    ---------   --------        --------     ---------     ---------

Balances at December 31, 1997    85,007       8,501      (7,870)     (95,033)    249,612         (1,016)      270,462       432,526
   Exercise of stock options...      86           8          --           --         997             --            --         1,005
   Dividends paid..............      --          --          --           --          --             --        (2,700)       (2,700)
   Amortization of unearned
     officer's compensation....      --          --          --           --          --            136            --           136
   Net earnings................      --          --          --           --          --             --        47,074        47,074
                                 ------      ------      -------    ---------   --------        --------     ---------     ---------

Balance at June 30, 1998
   (unaudited).................  85,093      $8,509      (7,870)    $(95,033)   $250,609        $  (880)     $314,836      $478,041
                                 ======      ======      =======    =========   ========        ========     =========     =========


           See accompanying notes to condensed financial statements.

                              LA QUINTA INNS, INC.
                       CONDENSED STATEMENTS OF CASH FLOWS
                                 (in thousands)
                                   (Unaudited)


                                                                                                       Six months ended
                                                                                                            June 30
                                                                                               ----------------------------------
                                                                                                  1998                    1997
                                                                                               ----------              ----------
Cash flows from operating activities:
   Net earnings......................................................................          $  47,074               $  42,284
   Adjustments to reconcile net earnings to net cash provided by operating activities:
      Non-cash items:
         Depreciation, amortization and asset retirements............................             34,377                  28,479
         Amortization of unearned officer's compensation.............................                136                      --
         Partners' equity in earnings................................................                531                     476
      Changes in operating assets and liabilities:
         Receivables.................................................................             (8,499)                 (9,284)
         Income taxes................................................................             24,644                  13,168
         Supplies and prepayments....................................................             (1,242)                 (5,975)
         Accounts payable and accrued expenses.......................................              6,194                   3,122
         Deferred charges and other assets...........................................             (6,453)                    (98)
         Deferred credits and other..................................................             (4,262)                  5,407
                                                                                               ---------               ---------
             Net cash provided by operating activities...............................             92,500                  77,579
                                                                                               ---------               ---------

Cash flows from investing activities:
   Construction, purchase and conversion of inns.....................................           (148,607)               (100,114)
   Other capital expenditures........................................................            (21,453)                (84,377)
   Proceeds from property transactions...............................................              1,600                   4,830
   Purchase of partners' equity interests............................................                 --                     (81)
   Other.............................................................................               (582)                    931
                                                                                               ---------               ---------
             Net cash used by investing activities...................................           (169,042)               (178,811)
                                                                                               ---------               ---------

Cash flows from financing activities:
   Proceeds from line of credit and long-term borrowings.............................            348,100                 613,073
   Principal payments on line of credit and long-term borrowings.....................           (267,104)               (502,723)
   Capital distributions to partners.................................................               (419)                   (402)
   Dividends to shareholders.........................................................             (2,700)                 (2,717)
   Purchase of treasury stock........................................................                 --                  (7,371)
   Net proceeds from stock transactions..............................................                516                   1,285
                                                                                               ---------               ---------
             Net cash provided by financing activities...............................             78,393                 101,145
                                                                                               ---------               ---------

Decrease in cash and cash equivalents................................................              1,851                     (87)

Cash and cash equivalents at beginning of period.....................................              2,110                   1,508
                                                                                               ---------               ---------
Cash and cash equivalents at end of period...........................................          $   3,961               $   1,421
                                                                                               =========               =========
Supplemental disclosure of cash flow information:

Interest paid........................................................................          $  35,248               $  26,995

Income tax paid......................................................................              1,335                   8,536

Income tax refunds...................................................................                 96                   2,567

Supplemental schedule of non-cash investing and financing activities:

Note issued in purchase of partners' equity interest.................................          $      --               $   2,500

Tax benefit from stock options exercised.............................................                489                   1,776

Accrual for purchase of treasury stock...............................................                 --                     168


           See accompanying notes to condensed financial statements.

                              LA QUINTA INNS, INC.
                     NOTES TO CONDENSED FINANCIAL STATEMENTS

(1)  Basis of Presentation

     The accompanying unaudited condensed financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. In the opinion of management, all adjustments, consisting of normal recurring adjustments, which are necessary for a fair presentation of financial position and results of operations have been made. The condensed financial statements should be read in conjunction with the financial statements and notes thereto included in the December 31, 1997 Annual Report on Form 10-K.

(2)  Property and Equipment

     At June 30, 1998 and December 31, 1997, property and equipment consisted of the following:


                                                                                     (in thousands)
                                                                        June 30, 1998            December 31, 1997
                                                                       ---------------           ------------------
                                                                         (Unaudited)
     Buildings.....................................................       $1,315,225                  $1,172,119
     Furniture, fixtures and equipment.............................          226,236                     197,453
     Land and leasehold improvements...............................          231,760                     206,039
     Construction in progress......................................          177,633                     209,346
                                                                          ----------                  ----------
       Total property and equipment................................        1,950,854                   1,784,957
     Less accumulated depreciation and amortization................          376,789                     335,742
                                                                          ----------                  ----------
       Net property and equipment..................................       $1,574,065                  $1,449,215
                                                                          ==========                  ==========


(3)  Shareholders' Equity

     The Company has presented basic earnings per share, computed on the basis of the weighted average number of shares outstanding during the period, and diluted earnings per share, computed on the basis of the weighted average number of shares and all dilutive potential shares outstanding during the period. A reconciliation between basic and diluted weighted average number of shares outstanding and the related earnings per share calculation is presented below.


                                                                        June 30, 1998              June 30, 1997
                                                                       ----------------           ----------------
Net earnings available to shareholders........................            $ 47,074                    $42,284
                                                                          ========                    =======
Basic weighted average number of shares
   outstanding................................................              77,197                     77,638
Dilutive effect of stock options..............................               2,678                      2,884
                                                                          --------                    -------
Diluted weighted average number of shares
   outstanding................................................              79,875                     80,522
                                                                          ========                    =======

 Basic earnings per share ....................................            $    .61                    $   .54
 Diluted earnings per share...................................            $    .59                    $   .53

(4)  Accounts Payable and Accrued Expenses

     At June 30, 1998 and December 31, 1997, accounts payable and accrued expenses consisted of the following:


                                                                                    (in thousands)
                                                                        June 30, 1998           December 31, 1997
                                                                        --------------          -------------------
                                                                         (Unaudited)
    Accounts payable:
        Construction..............................................        $ 28,182                    $40,059
        Trade.....................................................          21,519                     16,224
        Cash overdrafts...........................................           4,751                     11,405
        Income taxes..............................................          27,581                      4,914
        Other.....................................................           1,003                      1,003
                                                                          --------                    -------
                                                                          $ 83,036                    $73,605
                                                                          ========                    =======

    Accrued expenses:
        Payroll and employee benefits.............................        $ 20,189                    $22,282
        Interest..................................................          11,738                     11,676
        Property taxes............................................          12,814                     12,485
        Other.....................................................           3,086                      3,078
                                                                          --------                    -------
                                                                          $ 47,827                    $49,521
                                                                          ========                    =======


(5)  Long-Term Debt

     On June 6, 1998, the Company amended its $125 million Bank Unsecured Line of Credit. The amendment increased the Bank Unsecured Line of Credit to $150 million and extended its term to July 31, 1998.

     During 1997, the Company entered into two forward interest rate agreements in anticipation of future debt issuance related to retirement of existing debt. In June 1998 the terms of the agreements were amended to extend the termination date from June 30, 1998 to July 15, 1998 and to modify the fixed rate of interest from 6.46% to 6.47% for $120,000,000 of debt.

(6)  Supplemental Retirement Plan and Trust

     The Company maintains a trust account intended for use in settling benefits due under the Supplemental Retirement Plan and Trust ("SERP") which covers a select group of management employees. As a result of the execution of the Merger Agreement (as further described in note 8), a "Potential Change in Control", as defined in the SERP document, occurred. This event required the Company to make a contribution to the trust sufficient to meet funding obligations as described in the SERP document within 90 days of signing the Merger Agreement. On April 3, 1998, La Quinta deposited $2,520,000 into the trust account to meet the initial funding requirement defined under the provisions of the SERP document.

(7)  Contingencies

     In January 1998, two lawsuits purporting to be class actions were filed in the District Court of Bexar County, Texas on behalf of shareholders of La Quinta against La Quinta, certain directors and officers of La Quinta, and Meditrust. In April 1998 the two lawsuits were consolidated under the caption Robbins and Brody v. Razzouk, et al., No. 98CI-00192 (the "Action") and an amended petition was filed adding as defendants Merrill Lynch and certain individuals and entities allegedly controlled by or associated with the Bass family (collectively with the previously named defendants, the "Defendants"). The amended petition in the Action alleges, among other things, that certain Defendants (other than Meditrust and Merrill Lynch) have breached their fiduciary duties to La Quinta shareholders by agreeing in the Merger Agreement to merger consideration which is "grossly inadequate," by failing to solicit competing bids or to provide a "market check," by failing to conduct a full and thorough investigation, by failing to make adequate public disclosure regarding the transaction, and by making allegedly false and misleading statements to La Quinta shareholders in connection with the Joint Proxy Statement/Prospectus. The amended petition also alleges that the directors of La

Quinta and Merrill Lynch, as financial adviser to La Quinta, have conflicts of interest based on dealings with Meditrust and that the recommendation to La Quinta's shareholders by the directors of La Quinta and the fairness opinion by Merrill Lynch are tainted by such conflicts. The petition alleges that Meditrust and Merrill Lynch aided and abetted the alleged breaches of duty by the other Defendants, and that Merrill Lynch acted negligently in rendering advice to La Quinta's Board of Directors. The petition also alleges that certain option payments and/or alleged special treatment of certain defendants in connection with such options violate Article 2.12 of the Texas Business Corporation Act by providing extra compensation and/or special treatment for such defendants in connection with shares of La Quinta stock. The petition in the Action seeks, among other things: (i) a declaration that Defendants have breached their fiduciary duties to members of the alleged class; (ii) a declaration that the proposed transaction is a legal nullity; (iii) an order preliminarily and permanently enjoining consummation of the proposed transaction; (iv) if the proposed transaction is consummated, an order to rescind it; (vi) the award of compensatory damages; and (v) the award of costs, disbursements and attorneys' fees.

     On May 8, 1998 the parties entered into a memorandum of understanding to settle the litigation. La Quinta and Meditrust agreed to issue press releases relating to the Meeting Date Price, the Preliminary Exchange Ratio, the Final Exchange Ratio and the adjusted Earnings and Profit distribution amount. La Quinta further agreed to establish a toll-free number where its shareholders could call the proxy solicitor to hear announcements regarding these press releases. The cash election period was extended until three days prior to La Quinta's Shareholder Meeting. Also, Meditrust and La Quinta agreed to disclose a recent transaction between a corporate affiliate of Merrill Lynch and Meditrust relating to the sale of securities by Meditrust to said affiliate and setting forth the facts demonstrating why such transactions did not create any disabling conflict with respect to the fairness opinion Merrill Lynch rendered as La Quinta's financial advisor.

     The parties have also agreed to execute and present to the court a stipulation of settlement which will provide for an entry of judgement demanding the actions and barring all claims for the release of all class members and for class certification of a non-opt out, binding class of all persons who owned shares of La Quinta on or after January 3, 1998. Provided the stipulation of settlement has been executed and final court approval obtained, plaintiffs' counsel will apply to the court for an award of attorney fees not to exceed $700,000, which application will not be approved by La Quinta or Meditrust. The parties are currently preparing the stipulation of settlement for submission to the court.

     The Company is party to various other lawsuits and claims generally incidental to its business. The ultimate disposition of these other lawsuits and claims is not expected to have a material adverse effect on the Company's financial position or results of operations.

(8)  Subsequent Event

     On July 17, 1998, La Quinta merged with Meditrust corporation ("Meditrust REIT") pursuant to an agreement and plan of merger (the "Merger Agreement") with Meditrust REIT and Meditrust Operating Company ("Meditrust Operating Company" and together with Meditrust REIT, the "Meditrust Companies"). Under the provisions of the agreement, Meditrust REIT is the surviving corporation. In the merger, La Quinta shares were converted into Paired Shares of the Meditrust Companies or converted to cash. As a result of the merger, Meditrust REIT acquired all of the assets and liabilities of the Company and assumed all of the Company's existing indebtedness.

                   UNAUDITED PRO FORMA FINANCIAL STATEMENTS


     On January 3, 1998, The Meditrust Corporation (the "Corporation") and The Meditrust Operating Company ("Operating Company" and together with Corporation "The Meditrust Companies") entered into a merger agreement with La Quinta Inns, Inc. ("La Quinta") pursuant to which La Quinta would merge with and into the Corporation with the Corporation being the surviving corporation (the "La Quinta Merger"). On June 18, 1998 the Meditrust Companies' and La Quinta's shareholders voted to approve the merger, and on July 17, 1998, the Corporation acquired by merger all of the assets and liabilities of La Quinta and assumed La Quinta's existing indebtedness.


     Pursuant to the terms of the La Quinta merger agreement, shareholders of La Quinta received a combination of Paired Common Shares ("Shares"), or cash, subject to the amount of aggregate cash payable to La Quinta shareholders being limited to approximately $521 million. The stock consideration was payable in Shares under an exchange ratio determined based on the average closing price of the Shares for 20 randomly determined trading days in a 30 trading day period ending the eighth day prior to La Quinta's shareholder meeting called to consider the La Quinta Merger (the "Meeting Date Price").

     Pursuant to the La Quinta merger agreement, the La Quinta shareholders received 0.736 Shares in exchange for each share of La Quinta common stock, reduced by the amount to be received in an earnings and profits distribution per La Quinta share. La Quinta shareholders receiving stock consideration will also receive the earnings and profits distribution so long as they held the Shares on the applicable record date. Approximately 43,280,000 Shares were issued, and approximately $483,039,000 was exchanged in order to consummate the Merger.


     To maintain its qualification as a REIT, the Corporation will be required to distribute any current and accumulated earnings and profits inherited from La Quinta in the merger (as determined for federal income tax purposes). Accordingly, on June 16, 1998, the Corporation announced the planned distribution to the shareholders of record on August 28, 1998, of a distribution consisting of undistributed earnings and profits of La Quinta in the amount of $.88361 per Share or approximately $133 million.


     On January 11, 1998 The Meditrust Companies and Cobblestone Holdings, Inc. ("Cobblestone") entered into a merger agreement pursuant to which Cobblestone would merge with and into the Corporation (the "Cobblestone Merger"). On May 29, 1998 the Cobblestone Merger was completed.

     Under the terms of the Cobblestone merger agreement, The Meditrust Companies acquired all of the outstanding common and preferred stock of Cobblestone for approximately 8,177,300 Shares with an aggregate market value of approximately $230 million and assumed $170 million of Cobblestone debt and associated costs, which were paid off by the Corporation at the closing with borrowings from The Meditrust Companies credit facilities.

     The following pro forma condensed financial statements (the "Pro Forma Financial Statements") have been adjusted for the purchase method of accounting whereby the hotels and other assets and liabilities owned by La Quinta are adjusted to estimated fair market value. The fair market value of the assets and liabilities of La Quinta have been determined based upon preliminary estimates and are subject to change as additional information is obtained. Management does not anticipate that the preliminary allocation of purchase costs based upon the estimated fair market value of the assets and liabilities of La Quinta will materially change; however, the allocation of purchase costs is subject to final determination based upon estimates and other evaluations of fair market value as of the close of the transactions. Therefore, the allocations reflected in the following unaudited Pro Forma Financial Statements may differ from the amounts ultimately determined.

     The following Pro Forma Financial Statements also give effect to the February 26, 1998 issuance by each of the Corporation and the Operating Company of 8.5 million shares of its respective Series A Non-Voting Convertible Common Stock in a Forward Equity Issuance Transaction ("FEIT") at a purchase price of $32.625 per share. On June 18, 1998, the Series A Non-Voting Convertible Common Stock converted into a like number of Shares (the "FEITS Shares").

     The Companies entered into a Purchase Price Adjustment Agreement under which the Companies will, within one year from the FEIT, on a periodic basis, adjust the original $32.625 purchase price per share based on the market price of the paired common stock at the time of any interim or final adjustments, by receiving additional paired common stock from the counter-party to the FEIT or by issuing additional paired common stock to the counter-party to the FEIT. In the event that the market price for the paired shares is lower than the original purchase price, the Companies will have to deliver additional paired shares to the counter-party, which would have dilutive effects on the capital stock of the Companies. This dilutive effect increases significantly as the market price of the paired shares decline further below the original purchase price. Moreover, settlement whether at maturity or at an earlier date may force the Companies to issue Shares at a depressed price, which may heighten this dilutive effect on the capital stock of the Companies. The FEITS Shares will receive the same dividend as the Shares; however, the guaranteed minimum return is Libor plus 75 basis points. Any difference between Libor plus 75 basis points and the dividend payments received by the holders of the FEITS Shares will be included in an adjustment amount under the Purchase Price Adjustment Agreement. The Companies expect the annual dividend to exceed the Libor plus 75 basis points.

     This FEIT has been accounted for as an equity transaction. The accounting treatment for this transaction is expected to be reviewed by the Emerging Issues Task Force ("EITF"). The Securities and Exchange Commission has concluded that until the EITF has an opportunity to perform a full review of this transaction, future transactions of this type will be accounted for as debt. For previously completed transactions such as the Companies', the Securities and Exchange Commission will not object to the accounting treatment reflected in the Pro Forma Condensed Combined Financial Statements.

     The following unaudited Pro Forma Condensed Statements of Operations assume the La Quinta Merger and Cobblestone Merger had been consummated on terms set forth in the respective merger agreements as of January 1, 1997, and that the issuance by each of the Corporation and the Operating Company of the aforesaid 8.5 million FEIT Shares and any additional issued or contingently issuable Shares as of June 30, 1998 are reflected as of January 1, 1997. In addition, the unaudited Pro Forma Condensed Combined Balance Sheet assumes the La Quinta Merger had occurred on June 30, 1998.

     Separate Pro Forma Condensed Consolidated Statements of Operations for the year ended December 31, 1997 and the six months ended June 30, 1998 are presented for both the Corporation and the Operating Company. In addition, Pro Forma Condensed Combined Statements of Operations for the year ended December 31, 1997 and the six months ended June 30, 1998, and a Pro Forma Condensed Combined Balance Sheet as of June 30, 1998, are presented to show the impact of the La Quinta Merger on The Meditrust Companies taken as a whole.

     The following Pro Forma Financial Statements are based upon, and should be read in conjunction with, the combined or consolidated, as the case may be, financial statements of The Meditrust Companies, the Corporation, the Operating Company, La Quinta and Cobblestone which are either incorporated by reference or included herein. In that regard, the following Pro Forma Condensed Statements of Operations for the year ended December 31, 1997 are based upon the historical financial statements of The Meditrust Companies, the Corporation, the Operating Company and La Quinta for the year ended December 31, 1997 and the historical financial statements of Cobblestone for the year ended September 30, 1997 and the following Pro Forma Condensed Statements of Operations for the six months ended June 30, 1998 are based upon the historical unaudited financial statements of The Meditrust Companies, the Corporation, the Operating Company and La Quinta for the six months ended June 30, 1998, and the historical unaudited financial statements of Cobblestone for the period January 1, 1998 through May 29, 1998. In management's opinion, all material adjustments necessary to reflect the effects of the La Quinta Merger and Cobblestone Merger have been made.

     The Pro Forma Financial Statements set forth below are based upon a number of assumptions and estimates, are subject to a number of uncertainties, and do not purport to be indicative of the actual financial position or results of operations that would have occurred had the La Quinta Merger and Cobblestone Merger and the issuance by each of The Meditrust Companies of its FEIT Shares in fact occurred on the dates indicated, nor do they purport to be indicative of the results of operations or financial condition that may occur in the future.

                             THE MEDITRUST COMPANIES
                   PRO FORMA CONDENSED COMBINED BALANCE SHEET
                              AS OF JUNE 30, 1998
                                  (UNAUDITED)


                                                          The Meditrust                            La Quinta
                                                            Companies          La Quinta           Pro Forma          Total
                                                        (Historical) (A)   (Historical) (B)     Adjustments (C)     Pro Forma
                                                       ------------------ ------------------ -------------------- -------------
(In thousands)
ASSETS
Real estate investments ..............................     $3,345,261         $1,574,065        $    908,891 (D)   $5,828,217
Cash and cash equivalents ............................         61,576              3,961                  --           65,537
Trade, notes and other receivables ...................         76,420             21,979              39,000 (E)      137,399
Deferred charges, prepaid expenses, inventory
 and other assets ....................................        120,842             32,457              19,712 (F)      173,011
Deferred income taxes ................................             --              8,325              (8,325)(G)           --
Intangible assets ....................................         11,000                 --             112,543 (H)      123,543
Goodwill .............................................        345,110                 --             286,364 (I)      631,147
                                                           ----------         ----------        ------------       ----------
  Total assets .......................................     $3,960,209         $1,640,787        $  1,357,858       $6,958,854
                                                           ==========         ==========        ============       ==========
LIABILITIES AND
 SHAREHOLDERS' EQUITY
Liabilities:
Debt .................................................     $1,336,608         $  989,254        $    830,237 (J)   $3,156,099
Accounts payable, accrued expenses and other
 liabilities .........................................        102,646            130,863                  --          233,509
Deferred income taxes ................................            685             39,850             (37,350)(G)        3,185
Minority interest ....................................             --              2,779               3,375            6,154
                                                           ----------         ----------        ------------       ----------
  Total liabilities ..................................      1,439,939          1,162,746             796,262        3,398,947
                                                           ----------         ----------        ------------       ----------
Shareholders' equity:
Preferred stock ......................................             70                 --                  --               70
Common stock .........................................         21,257              8,509                 147 (K)       29,913
Additional paid-in-capital ...........................      2,705,384            250,609             913,372 (L)    3,869,365
Unearned officers' compensation ......................             --               (880)                880 (M)           --
Retained earnings (loss) .............................             --            314,836            (314,836)(N)           --
Distributions in excess of net income ................       (206,441)                --            (133,000)(O)     (339,441)
Treasury stock, at cost ..............................             --            (95,033)             95,033 (M)           --
                                                           ----------         ----------        ------------       ----------
  Total shareholders' equity .........................      2,520,270            478,041             561,596        3,559,907
                                                           ----------         ----------        ------------       ----------
  Total liabilities and shareholders' equity .........     $3,960,209         $1,640,787        $  1,357,858       $6,958,854
                                                           ==========         ==========        ============       ==========

                See accompanying notes to the unaudited pro forma
                       condensed combined balance sheet.

                            The Meditrust Companies
    Notes to Pro Forma Condensed Combined Balance Sheet as of June 30, 1998
                    (In Thousands, Except Per Share Amounts)
                                  (Unaudited)


(A) Represents the historical combined balance sheet of the Corporation and the Operating Company as of June 30, 1998.


(B) Represents the historical balance sheet of La Quinta as of June 30, 1998.


Adjustments for the La Quinta Transaction:


(C) Represents adjustments to record the merger between the Corporation and La Quinta. The La Quinta Merger is being accounted for using the purchase method of accounting, based upon the purchase price of $2,859,128, as follows:


Issuance of 43,280 Shares of The Meditrust Companies, and cash of $483,039 in exchange for
 77,223 shares of La Quinta common stock (see Note L) ....................................    $1,655,676
Assumption of mortgage debt and other liabilities ........................................       989,254
Merger costs (see calculation below) .....................................................       214,198
                                                                                              ----------
                                                                                              $2,859,128
                                                                                              ==========

The following is a calculation of the fees and other expenses related to the La Quinta Merger:


Buyout of options and restricted stock (8,339 common stock options and 25 shares of
  restricted stock) ......................................................................    $131,557
Employment and non-compete agreements ....................................................       1,493
Severance agreements .....................................................................       2,470
Adjustment of pension plan liability to fair value .......................................       3,500
Call premium for retirement of $120,000 La Quinta 9.25% Senior Subordinated Notes, plus
 interest on defeasance of debt ..........................................................       4,163
Loan costs in connection with The Meditrust Companies' new term and revolving credit            35,000
  facility
Advisory fees ............................................................................      27,888
Legal and accounting fees ................................................................       5,127
Other, including printing and filing costs ...............................................       3,000
                                                                                              --------
                                                                                              $214,198
                                                                                              ========

(D) Represents adjustments for the purchase method of accounting whereby the investment in La Quinta hotel properties is adjusted to its estimated fair market value, as follows:


Purchase price (see Note C) ..................................................    $2,859,128
Less: pre-merger historical basis of La Quinta real estate ...................     1,574,065
Allocation of pro forma basis of La Quinta net assets acquired as follows:
Intangible assets ............................................................       112,543
Goodwill .....................................................................       286,037
Other assets .................................................................       117,109
Other liabilities ............................................................      (139,517)
                                                                                  ----------
 Subtotal ....................................................................     1,950,237
                                                                                  ----------
Step-up to record fair value of La Quinta's real estate investments ..........    $  908,891
                                                                                  ==========

(E) Represents adjustment for the purchase method of accounting to record a receivable associated with the tax benefit provided from the realization of a preacquisition net operating loss carry back resulting from the buyout of La Quinta stock options and restricted stock.

                            The Meditrust Companies
    Notes to Pro Forma Condensed Combined Balance Sheet as of June 30, 1998
                    (In Thousands, Except Per Share Amounts)
                                  (Unaudited)

(F) Represents adjustments for the purchase method of accounting to write off deferred costs of $19,712 and record approximately $35,000 of deferred loan costs expected to be incurred in connection with The Meditrust Companies' new term and revolving credit facility.

(G) Represents adjustments for the purchase method of accounting to adjust the deferred tax assets and liabilities of La Quinta.

(H) Represents adjustments for the purchase method of accounting whereby the tradename, assembled work force and customer reservation system of La Quinta are adjusted to their estimated fair market values.

(I) Represents purchase consideration in excess of the fair market value of the net assets of La Quinta.

(J) Represents additional borrowings assumed to be incurred in connection with the La Quinta Merger as follows:

Cash consideration for La Quinta shares ..................................    $483,039
Assumed current and accumulated earnings and profits distribution ........     133,000
Merger costs (see calculation above in Note C) ...........................     214,198
                                                                              --------
Total additional borrowings ..............................................    $830,237
                                                                              ========

(K) Represents adjustments to record the exchange of La Quinta common stock for Shares of The Meditrust Companies. Pursuant to the La Quinta merger agreement, La Quinta shareholders could elect to receive either (i) $26.00 cash per share of La Quinta common stock; or (ii) Shares, for which the Exchange Ratio, as defined in the La Quinta merger agreement, would be based upon the Meeting Date Price of a Share of The Meditrust Companies. At June 30, 1998, there were 77,223 shares of La Quinta common stock outstanding. On the closing date approximately 18,578 outstanding shares of La Quinta were exchanged for cash, the remaining 58,645 shares were exchanged for 43,280 Shares of The Meditrust Companies. The change in common stock is summarized as follows:

Shares issued in connection with the La Quinta Merger .........      43,280
Par value of each Share .......................................    $   0.20
                                                                   --------
Increase in common stock ......................................       8,656
Less: La Quinta historical common stock .......................      (8,509)
                                                                   --------
Adjustment to common stock ....................................    $    147
                                                                   ========

(L) Represents adjustments to eliminate La Quinta's historical additional paid-in-capital and record equity based upon the number of Shares issued in connection with the La Quinta Merger as follows:

Consideration for La Quinta outstanding shares (58,645 shares of La Quinta common stock for 43,280 Shares of The Meditrust Companies; 18,578 shares of La Quinta common
 stock for $26.00 cash per share) ........................................................    $1,655,676
Less: 18,578 shares of La Quinta common stock exchanged for cash .........................      (483,039)
                                                                                              ----------
Remaining consideration ..................................................................     1,172,637
Book value of La Quinta's additional paid-in-capital .....................................      (250,609)
Increase in common stock .................................................................        (8,656)
                                                                                              ----------
Adjustment to additional paid-in-capital .................................................    $  913,372
                                                                                              ==========

(M) Represents adjustments to eliminate unearned officers compensation and treasury stock of La Quinta of $880 and $95,033, respectively.

(N) Represents adjustment to eliminate La Quinta's historical retained earnings of $314,836.

(O) Represents adjustment to record the distribution of current and accumulated earnings and profits of $133,000 to the shareholders of The Meditrust Companies after consummation of the La Quinta Merger.

                             THE MEDITRUST COMPANIES
                          PRO FORMA CONDENSED COMBINED
                            STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                  (UNAUDITED)


                                                                                                                         The
                                                                               Operating                              Meditrust
                                                         The Corporation        Company           Eliminating         Companies
                                                          Pro Forma (A)      Pro Forma (B)          Entries           Pro Forma
                                                        -----------------   ---------------   -------------------   ------------
(In thousands, except per share amounts)
Revenue:
 Rental .............................................      $  137,868         $       --         $        --          $137,868
 Rent and royalty from Operating Company ............         244,129                 --            (244,129)(C)            --
 Restaurant rent ....................................           8,075                 --                  --             8,075
 Interest ...........................................         151,315                 --                (193)(D)       151,122
 Horse racing revenue ...............................              --              5,228                  --             5,228
 Hotel revenue ......................................              --            494,494                  --           494,494
 Restaurant rent, food & beverage revenue ...........              --             13,083                  --            13,083
 Golf club revenue ..................................              --             58,333                  --            58,333
 Other ..............................................              --              3,480                  --             3,480
                                                           ----------         ----------         -----------          --------
  Total revenue .....................................         541,387            574,618            (244,322)          871,683
Expenses:
 Interest expense ...................................         207,011                209                (193)(D)       207,027
 Amortization of goodwill............................          24,203                135                  --            24,338
 Depreciation, amortization & asset
   retirements ......................................         150,675             11,249                  --           161,924
 General and administrative .........................          10,111             22,905                  --            33,016
 Rental expense due to the Corporation ..............              --            244,129            (244,129)(C)            --
 Horse racing operations ............................              --              4,263                  --             4,263
 Hotel and restaurant operations ....................              --            244,501                  --           244,501
 Golf club operations ...............................              --             57,984                  --            57,984
 Property operations ................................             220                 --                  --               220
 Net gain on property transactions ..................          (8,808)                --                  --            (8,808)
 Partners' equity in earnings .......................             860                 --                  --               860
                                                           ----------         ----------         -----------          --------
  Total expenses ....................................         384,272            585,375            (244,322)          725,325
                                                           ----------         ----------         -----------          --------
Net income ..........................................         157,115            (10,757)                 --           146,358
                                                           ----------         ----------         -----------          --------
Basic earnings per share ............................      $     1.15         $    (0.08)                             $   1.07
Basic weighted average shares outstanding ...........         137,093(E)         136,889(E)                            136,889
Diluted earnings per share ..........................      $     1.13         $    (0.08)                             $   1.06
Diluted weighted average shares outstanding .........         139,103(E)         138,620(E)                            138,620

               See accompanying notes to the unaudited pro forma
                  condensed combined statement of operations.

                            The Meditrust Companies
         Notes to Pro Forma Condensed Combined Statement of Operations
                      for the Year Ended December 31, 1997
                    (In Thousands, Except Per Share Amounts)
                                  (Unaudited)

(A) Represents the pro forma results of operations of the Corporation for the year ended December 31, 1997 as adjusted for the Mergers.

(B) Represents the pro forma results of operations of the Operating Company for the year ended December 31, 1997 as adjusted for the Mergers.

(C) Represents the elimination of rental income and expense related to the race track, hotels and golf course properties leased by the Operating Company from the Corporation and royalty income and expense for tradenames held by the Corporation and utilized by Operating Company.

(D) Represents the elimination of interest income and expense related to the operating note between the Corporation and the Operating Company.

(E) Basic and diluted weighted average shares include 8,500 Shares issued in a forward equity transaction on February 27, 1998. During June 1998, pursuant to the Purchase Price Adjustment Agreement, 862 unregistered common shares were placed in a collateral account held in the name of the counter-party to the FEIT. In addition, under the terms of the same Purchase Price Adjustment Agreement, had the closing stock price of $27.9375 on June 30, 1998 been used, approximately 1,277 additional Shares would have been required to be issued into the same collateral account. Accordingly, basic and diluted weighted average shares include an additional 862 and 2,139 Shares, respectively.

                             THE MEDITRUST COMPANIES
                          PRO FORMA CONDENSED COMBINED
                            STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1998
                                  (UNAUDITED)


                                                                                                                          The
                                                                               Operating                               Meditrust
                                                         The Corporation        Company            Eliminating         Companies
                                                          Pro Forma (A)      Pro Forma (B)           Entries           Pro Forma
                                                        -----------------   ---------------   ---------------------   ----------
(In thousands, except per share amounts)
Revenue:
 Rental .............................................      $   92,994         $       --         $         --          $ 92,994
 Rent and royalty from Operating Company ............         147,551                 --             (147,551) (C)           --
 Restaurant rent ....................................           4,076                 --                   --             4,076
 Interest ...........................................          77,907                 --                 (949) (D)       76,958
 Horse racing revenue ...............................              --             49,707                   --            49,707
 Hotel revenue ......................................              --            280,360                   --           280,360
 Restaurant rent, food & beverage revenue ...........              --              8,781                   --             8,781
 Golf club revenue ..................................              --             37,878                   --            37,878
 Other ..............................................          26,000                424                   --            26,424
                                                           ----------         ----------         ------------          --------
  Total revenue .....................................         348,528            377,150             (148,500)          577,178
Expenses:
 Interest expense ...................................         118,498              1,058                 (949) (D)      118,607
 Amortization of goodwill............................          13,425                403                   --            13,828
 Depreciation, amortization & asset
   retirements ......................................          82,989              4,185                   --            87,174
 General and administrative .........................           7,068             11,601                   --            18,669
 Rental expense due to the Corporation ..............              --            147,551             (147,551) (C)           --
 Horse racing operations ............................              --             39,430                   --            39,430
 Hotel and restaurant operations ....................              --            139,218                   --           139,218
 Golf club operations ...............................              --             39,131                   --            39,131
 Property operations ................................           2,722                 --                   --             2,722
 Other ..............................................          21,093                 --                   --            21,093
 Partners' equity in earnings .......................             531                 --                   --               531
                                                           ----------         ----------         ------------          --------
  Total expenses ....................................         246,326            382,577             (148,500)          480,403
                                                           ----------         ----------         ------------          --------
Net income ..........................................         102,202             (5,427)                  --            96,775
                                                           ----------         ----------         ------------          --------
Preferred stock dividends ...........................            (613)                --                   --              (613)
                                                           ----------         ----------         ------------          --------
Net income available to Paired Common
 shareholders .......................................         101,589             (5,427)                  --            96,162
                                                           ==========         ==========         ============          ========
Basic earnings per share ............................      $     0.67         $    (0.04)                              $   0.64
Basic weighted average shares outstanding ...........         150,786(E)         149,481(E)                             149,481
Diluted earnings per share ..........................      $     0.67         $    (0.04)                              $   0.64
Diluted weighted average shares outstanding .........         152,539(E)         151,234(E)                             151,234

               See accompanying notes to the unaudited pro forma
                   condensed combined statement of operations.

                            The Meditrust Companies
         Notes to Pro Forma Condensed Combined Statement of Operations
                     for the Six Months Ended June 30, 1998
                    (In Thousands, Except Per Share Amounts)
                                  (Unaudited)

(A) Represents the pro forma results of operations of the Corporation for the six months ended June 30, 1998 as adjusted for the Mergers.

(B) Represents the pro forma results of operations of the Operating Company for the six months ended June 30, 1998 as adjusted for the Mergers.

(C) Represents the elimination of rental income and expense related to the race track, hotels and golf course properties leased by the Operating Company from the Corporation and royalty income and expense for tradenames held by the Corporation and utilized by Operating Company.

(D) Represents the elimination of interest income and expense related to the operating note between the Corporation and the Operating Company.

(E) Basic and diluted weighted average shares include 8,500 Shares issued in a forward equity transaction on February 27, 1998. During June 1998, pursuant to the Purchase Price Adjustment Agreement, 862 unregistered common shares were placed in a collateral account held in the name of the counter-party to the FEIT. In addition, under the terms of the same Purchase Price Adjustment Agreement, had the closing stock price of $27.9375 on June 30, 1998 been used, approximately 1,277 additional Shares would have been required to be issued into the same collateral account. Accordingly, basic and diluted weighted average shares include an additional 862 and 2,139 Shares, respectively.

                              MEDITRUST CORPORATION
                        PRO FORMA CONDENSED CONSOLIDATED
                            STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                  (UNAUDITED)


                                                              La Quinta        Cobblestone            Other
                                         The Corporation        Merger            Merger            Pro Forma       The Corporation
                                          Historical (A)   Adjustments (B)   Adjustments (C)       Adjustments         Pro Forma
                                        ----------------- ----------------- ----------------- -------------------- ----------------
(In thousands, except per share amounts)
Revenue:
 Rental ...............................     $ 137,868       $        --
 Rent and royalty from Operating                                               $       --        $         --        $   137,868
   Company ............................           740           225,288 (D)
 Restaurant rent ......................            --             8,075 (E)        18,101 (D)              --            244,129
 Interest .............................       151,315                --                --                  --              8,075
                                            ---------       -----------                --                  --            151,315
  Total revenue .......................       289,923           233,363        ----------        ------------        -----------
Expenses:                                                                          18,101                  --            541,387
 Interest expense .....................        87,412           127,801 (F)
 Amortization of goodwill..............         2,214            14,302 (H)        12,198 (G)         (20,400) (J)       207,011
 Depreciation and amortization ........        26,954           111,102 (I)         7,687 (H)              --             24,203
 General and administrative ...........        10,111                --            12,619 (I)              --            150,675
 Property operations ..................           220                --                --                  --             10,111
 Net gain on property transactions                 --            (8,808)(L)            --                  --                220
 Partners' equity in earnings .........            --               860 (L)            --                  --             (8,808)
                                            ---------       -----------                --                  --                860
  Total expenses ......................       126,911           245,257        ----------        ------------        -----------
                                            ---------       -----------            32,504             (20,400)           384,272
Net income ............................       163,012           (11,894)       ----------        ------------        -----------
                                            =========       ===========           (14,403)             20,400            157,115
Basic earnings per share ..............     $    2.14                          ==========        ============        ===========
Basic weighted average shares                                                                                        $      1.15
 outstanding ..........................        76,274
Diluted earnings per share ............     $    2.12                                                                    137,093(K)
Diluted weighted average shares                                                                                      $      1.13
 outstanding ..........................        77,007
                                                                                                                         139,103(K)


               See accompanying notes to the unaudited pro forma
                condensed consolidated statement of operations.

                             Meditrust Corporation
       Notes to Pro Forma Condensed Consolidated Statement of Operations
                      for the Year Ended December 31, 1997
                    (In Thousands, Except Per Share Amounts)
                                  (Unaudited)

(A) Represents the historical statement of operations of the Corporation for the year ended December 31, 1997.

(B) Represents adjustments to the Corporation's results of operations assuming the La Quinta Merger had occurred as of January 1, 1997.

(C) Represents adjustments to the Corporation's results of operations assuming the Cobblestone Merger had occurred as of January 1, 1997.

(D) Represents the pro forma lease and royalty revenue from Operating Company to the Corporation for the use of real estate and tradenames that the Corporation will have ownership of subsequent to the Mergers. The respective lease revenue is calculated on a triple net basis based upon the historical revenue and expenses of the assets for the period presented. The royalty expense is calculated utilizing anticipated royalty rates based upon historical revenue for the periods presented.

(E) Represents the adjustment to reclassify restaurant ground rent from Operating Company to the Corporation.

(F) Represents adjustments to historical interest expense of the Corporation based on the La Quinta Merger as follows:


   Reclassification of historical interest expense from Operating Company ................    $ 49,186
   Adjustment to reflect the net increase in interest expense as a result of additional borrowings of $830,237 at an assumed rate of approximately 7.4% partially offset by the effect of refinancing the existing La Quinta $120,000 9.25% Senior
    Subordinated Notes from an effective rate of 9.58% to 7.4% ...........................      59,178
   Amortization of additional deferred loan costs ........................................      19,437
                                                                                              --------
   Adjustment to interest expense ........................................................    $127,801
                                                                                              ========

(G) Represents adjustments to historical interest expense of the Corporation based on the Cobblestone Merger as follows:


   Reclassification of historical interest expense from Operating Company ................    $ 15,273
   Adjustment to reflect the net decrease in interest expense as a result of additional
    borrowings of $29,000 and refinancing the existing debt at 7.4% ......................      (3,075)
                                                                                              --------
   Adjustment to interest expense ........................................................    $ 12,198
                                                                                              ========

(H) Represents adjustments to reflect amortization of goodwill of $14,302 and $7,687 pertaining to the Mergers with La Quinta and Cobblestone, respectively. Goodwill represents purchase consideration in excess of the fair market value of the net assets of La Quinta and Cobblestone. Amortization of goodwill is computed using the straight line method over a 20 year estimated useful life.

(I) Represents adjustment to increase depreciation of real estate and personalty and amortization of intangible assets acquired. Depreciation is computed using the straight line method and is based upon the estimated useful lives of 30 years for buildings and improvements, 20 years for land improvements and 5 to 7 years for personal property. Amortization of the tradename asset is computed using the straight line method over a 20 year estimated life. These estimates are based upon management's knowledge of the properties and the hotel and golf course industries in general.

(J) Represents adjustments to interest expense based upon the reduction in additional borrowings assumed to be incurred in connection with the Mergers, effected through the receipt of approximately $272,000 on February 27, 1998 from the issuance of 8,500 shares of Series A Non-Voting Convertible Common Stock in a forward equity transaction, which is assumed to have occurred as of January 1, 1997 for pro forma purposes.

Interest expense on additional borrowings under The Meditrust Companies' revolving credit facility assumes an average interest rate of 7.4%. An increase of 25 basis points in the interest rate on this variable rate debt would increase pro forma interest expense by $2,376, decrease pro forma net income to $154,739 and decrease pro forma basic earnings per share by $0.02 based upon 137,093 basic weighted average common shares outstanding. An increase of 50 basis points in the interest rate on this variable rate debt would increase pro forma interest expense by $4,751, decrease pro forma net income to $152,364 and decrease pro forma basic earnings per share by $0.04 based upon 137,093 basic weighted average common shares outstanding. An increase of 75 basis points in the interest rate on this variable rate debt would increase pro forma interest expense by $7,127, decrease pro forma net income to $149,988 and decrease pro forma basic earnings per share by $0.05 based upon 137,093 basic weighted average common shares outstanding.

(K) Basic and diluted weighted average shares include 8,500 Shares issued in a forward equity transaction on February 27, 1998. During June 1998, pursuant to the Purchase Price Adjustment Agreement, 862 Shares were placed in a collateral account held in the name of the counter-party to the FEIT. In addition, under the terms of the same Purchase Price Adjustment Agreement, had the closing stock price of $27.9375 on June 30, 1998 been used, approximately 1,277 additional Shares would have been required to be issued into the same collateral account. Accordingly, basic and diluted weighted average shares include an additional 862 and 2,139 Shares, respectively.

(L) Represents the adjustment to reclassify other expenses related to the ownership of real estate assets from Operating Company to the Corporation.

                              MEDITRUST CORPORATION
                        PRO FORMA CONDENSED CONSOLIDATED
                            STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1998
                                  (UNAUDITED)


                                                           La Quinta        Cobblestone          Other
                                      The Corporation        Merger            Merger          Pro Forma       The Corporation
                                       Historical (A)   Adjustments (B)   Adjustments (C)     Adjustments         Pro Forma
                                     ----------------- ----------------- ----------------- ----------------- ------------------
(In thousands, except per share amounts)
Revenue:
 Rental ............................     $ 92,994         $       --         $     --         $      --         $   92,994
 Rent and royalty from Operating
   Company .........................       12,595            130,216 (D)        4,740 (D)            --            147,551
 Restaurant rent ...................           --              4,076 (E)           --                --              4,076
 Interest ..........................       77,907                 --               --                --             77,907
 Other .............................       26,000                 --               --                --             26,000
                                         --------         ----------         --------         ---------         ----------
  Total revenue ....................      209,496            134,292            4,740                --            348,528
Expenses:
 Interest expense ..................       50,112             66,115 (F)        5,671 (G)        (3,400)(J)        118,498
 Amortization of goodwill...........        3,071              7,151 (H)        3,203 (H)            --             13,425
 Depreciation and amortization .....       22,180             55,551 (I)        5,258 (I)            --             82,989
 General and administrative ........        7,068                 --               --                --              7,068
 Property operations ...............        2,722                 --               --                --              2,722
 Other .............................       21,093                 --               --                --             21,093
 Partners' equity in earnings ......           --                531 (L)            _                --                531
                                         --------         ----------         --------         ---------         ----------
  Total expenses ...................      106,246            129,348           14,132            (3,400)           246,326
                                         --------         ----------         --------         ---------         ----------
Net income .........................      103,250              4,944           (9,392)        $   3,400            102,202
                                         --------         ----------         --------         ---------         ----------
Preferred stock dividends ..........         (613)                --               --                --               (613)
                                         --------         ----------         --------         ---------         ----------
Net income available to Common
 shareholders ......................      102,637              4,944           (9,392)            3,400            101,589
                                         ========         ==========         ========         =========         ==========
Basic earnings per share ...........     $   1.06                                                               $     0.67
Basic weighted average shares
 outstanding .......................       97,140                                                                  150,786 (K)
Diluted earnings per share .........     $   1.04                                                               $     0.67
Diluted weighted average shares
 outstanding .......................       98,467                                                                  152,539 (K)

               See accompanying notes to the unaudited pro forma
                condensed consolidated statement of operations.

                             Meditrust Corporation
       Notes to Pro Forma Condensed Consolidated Statement of Operations
                     for the Six Months Ended June 30, 1998
                    (In Thousands, Except Per Share Amounts)
                                  (Unaudited)

(A) Represents the historical statement of operations of the Corporation for the six months ended June 30, 1998.

(B) Represents adjustments to the Corporation's results of operations assuming the La Quinta Merger had occurred as of January 1, 1997.

(C) Represents adjustments to the Corporation's results of operations assuming the Cobblestone Merger had occurred as of January 1, 1997.

(D) Represents the pro forma lease and royalty revenue from Operating Company to the Corporation for the use of real estate and tradenames that the Corporation will have ownership of subsequent to the Mergers. The respective lease revenue is calculated on a triple net basis based upon the historical revenue and expenses of the assets for the period presented. The royalty expense is calculated utilizing royalty rates based upon historical revenue for the periods presented.

(E) Represents the adjustment to reclassify restaurant ground rent from Operating Company to the Corporation.

(F) Represents adjustments to historical interest expense of the Corporation based on the La Quinta Merger as follows:


   Reclassification of historical interest expense from Operating Company ................    $28,756
   Adjustment to reflect the increase in interest expense as a result of additional borrowings of $830,237 at an assumed rate of approximately 7.4% partially offset by the effect of refinancing the existing La Quinta $120,000 9.25% Senior
    Subordinated Notes from an effective rate of 9.58% to approximately 7.4% .............     29,589
   Amortization of additional deferred loan costs ........................................      7,770
                                                                                              -------
   Adjustment to interest expense ........................................................    $66,115
                                                                                              =======

(G) Represents adjustments to historical interest expense of the Corporation based on the Cobblestone Merger as follows:


   Reclassification of historical interest expense from Operating Company ................    $  8,575
   Adjustment to reflect the net decrease in interest expense as a result of additional
    borrowings of $29,000 and refinancing the existing debt at approximately 7.4% ........      (2,904)
                                                                                              --------
   Adjustment to interest expense ........................................................    $  5,671
                                                                                              ========

(H) Represents adjustments to reflect amortization of goodwill of $7,151 and $3,203 pertaining to the Mergers with La Quinta and Cobblestone, respectively. Goodwill represents purchase consideration in excess of the fair market value of the net assets of La Quinta and Cobblestone. Amortization of goodwill is computed using the straight line method over a 20 year estimated useful life.

(I) Represents adjustment to increase depreciation of real estate and personalty and amortization of intangible assets acquired. Depreciation is computed using the straight line method and is based upon the estimated useful lives of 30 years for buildings and improvements, 20 years for land improvements and 5 to 7 years for personal property. Amortization of the tradename asset is computed using the straight line method over a 20 year estimated life. These estimates are based upon management's knowledge of the properties and the hotel and golf course industries in general.

(J) Represents adjustments to interest expense based upon the reduction in additional borrowings assumed to be incurred in connection with the Mergers, effected through the receipt of approximately $272,000 on February 27, 1998, from the issuance of 8,500 shares of Series A Non-Voting Convertible Common Stock in a forward equity transaction, which is assumed to have occurred as of January 1, 1997 for pro forma purposes.

Interest expense on additional borrowings under The Meditrust Companies' revolving credit facility assumes an average interest rate of approximately 7.4%. An increase of 25 basis points in the interest rate on this variable rate debt would increase pro forma interest expense by $1,188, decrease pro forma net income to $100,401 and decrease pro forma basic earnings per share by $0.01 based upon 150,786 basic weighted average common shares outstanding. An increase of 50 basis points in the interest rate on this variable rate debt would increase pro forma interest expense by $2,376, decrease pro forma net income to $99,213 and decrease pro forma basic earnings per share by $0.01 based upon 150,786 basic weighted average common shares outstanding. An increase of 75 basis points in the interest rate on this variable rate debt would increase pro forma interest expense by $3,564, decrease pro forma net income to $96,837 and decrease pro forma basic earnings per share by $0.02 based upon 150,786 basic weighted average common shares outstanding.

(K) Basic and diluted weighted average shares include 8,500 Shares issued in a forward equity transaction on February 27, 1998. During June 1998, pursuant to the Purchase Price Adjustment Agreement, 862 Shares were placed in a collateral account held in the name of the counter-party to the FEIT. In addition, under the terms of the same Purchase Price Adjustment Agreement, had the closing stock price of $27.9375 on June 30, 1998 been used, approximately 1,277 additional Shares would have been required to be issued into the same collateral account. Accordingly, basic and diluted weighted average shares include an additional 862 and 2,139 Shares, respectively.

(L) Represents the adjustment to reclassify other expenses related to the ownership of real estate assets from Operating Company to the Corporation.

                           MEDITRUST OPERATING COMPANY
                        PRO FORMA CONDENSED CONSOLIDATED
                            STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                  (UNAUDITED)


                                                 Operating
                                                  Company          La Quinta        Cobblestone
                                              (Historical)(A)   (Historical)(B)   (Historical)(C)
                                             ----------------- ----------------- -----------------
(In thousands, except per share amounts)
Revenue:
 Horse racing revenue ......................      $ 5,228          $     --          $     --
 Hotel revenue .............................           --           494,494                --
 Restaurant rent, food & beverage
  revenue ..................................           --             8,075            13,083
 Golf club revenue .........................           --                --            65,515
 Other .....................................          137                --             3,343
                                                  -------          --------          --------
  Total revenue ............................        5,365           502,569            81,941
Expenses:
 Interest expense ..........................          209            49,186            15,273
 Amortization of goodwill ..................          135                --                --
 Depreciation, amortization & asset
  retirements ..............................          171            60,817             8,909
 General and administrative ................          447            18,524             4,030
 Rent and royalty expense due to
  the Corporation ..........................          740                --                --
 Horse racing operations ...................        4,263                --                --
 Hotel operations ..........................           --           244,501                --
 Golf club operations ......................           --                --            58,786
 Net gain on property transactions .........           --            (8,808)               --
 Partners' equity in earnings ..............           --               860                --
                                                  -------          --------          --------
  Total expenses ...........................        5,965           365,080            86,998
                                                  -------          --------          --------
(Loss) income before income taxes ..........         (600)          137,489            (5,057)
Income tax provision .......................           --            50,185                49
                                                  -------          --------          --------
Net (loss) income ..........................      $  (600)         $ 87,304          $ (5,106)
                                                  =======          ========          ========

Basic earnings per share ...................      $ (0.01)
Basic weighted average shares
 outstanding ...............................       82,490
Diluted earnings per share .................      $ (0.01)
Diluted weighted average shares
 outstanding ...............................       83,223



                                                  La Quinta         Cobblestone        Total         Operating
                                                  Pro Forma          Pro Forma       Pro Forma        Company
                                               Adjustments(D)     Adjustments(E)    Adjustments      Pro Forma
                                             ------------------ ------------------ ------------- ----------------
(In thousands, except per share amounts)
Revenue:
 Horse racing revenue ......................    $        --        $        --      $       --     $     5,228
 Hotel revenue .............................             --                 --              --         494,494
 Restaurant rent, food & beverage
  revenue ..................................         (8,075)(G)             --          (8,075)         13,083
 Golf club revenue .........................             --             (7,182)(F)      (7,182)         58,333
 Other .....................................             --                 --              --           3,480
                                                -----------        -----------      ----------     -----------
  Total revenue ............................         (8,075)            (7,182)        (15,257)        574,618
Expenses:
 Interest expense ..........................        (49,186)(H)        (15,273)(H)     (64,459)            209
 Amortization of goodwill ..................             --                 --              --             135
 Depreciation, amortization & asset
  retirements ..............................        (53,781)(H)         (4,867)(H)     (58,648)         11,249
 General and administrative ................             --                (96)(K)         (96)         22,905
 Rent and royalty expense due to
  the Corporation ..........................        225,288 (I)         18,101 (I)     243,389         244,129
 Horse racing operations ...................             --                 --              --           4,263
 Hotel operations ..........................             --                 --              --         244,501
 Golf club operations ......................             --               (802)(K)        (802)         57,984
 Net gain on property transactions .........          8,808 (H)             --           8,808              --
 Partners' equity in earnings ..............           (860)(H)             --            (860)             --
                                                -----------        -----------      ----------     -----------
  Total expenses ...........................        130,269             (2,937)        127,332         585,375
                                                -----------        -----------      ----------     -----------
(Loss) income before income taxes ..........       (138,344)            (4,245)       (142,589)        (10,757)
Income tax provision .......................        (50,185)(J)            (49)(J)     (50,234)             --
                                                -----------        -----------      ----------     -----------
Net (loss) income ..........................    $   (88,159)       $    (4,196)     $  (92,355)    $   (10,757)
                                                ===========        ===========      ==========     ===========

Basic earnings per share ...................                                                       $     (0.08)
Basic weighted average shares
 outstanding ...............................                                                           136,889(L)
Diluted earnings per share .................                                                       $     (0.08)
Diluted weighted average shares
 outstanding ...............................                                                           138,620(L)

               See accompanying notes to the unaudited pro forma
                 condensed consolidated statement of operations.

                          Meditrust Operating Company
       Notes to Pro Forma Condensed Consolidated Statement of Operations
                      For the Year Ended December 31, 1997
                    (In Thousands, Except Per Share Amounts)
                                  (Unaudited)

(A) Represents the historical statement of operations of the Operating Company for the period ended December 31, 1997.

(B) Represents the historical statement of operations of La Quinta for the year ended December 31, 1997.

(C) Represents the historical statement of operations of Cobblestone for the year ended September 30, 1997.

(D) Represents adjustments to the Operating Company's results of operations assuming the La Quinta Merger had occurred as of January 1, 1997.

(E) Represents adjustments to the Operating Company's results of operations assuming the Cobblestone Merger had occurred as of January 1, 1997.

(F) Represents the adjustment to defer all initiation fee revenue from the sale of club memberships along with the direct incremental costs of selling the memberships, and to amortize deferred revenue over the expected term of memberships and supported by a course by course analysis of member attrition. The incremental direct costs incurred with the selling of memberships will be deferred and capitalized in a manner similar to deferred loan costs in accordance with SFAS No. 91.

(G) Represents the adjustment to reclassify restaurant ground rent from Operating Company to the Corporation.

(H) Represents the adjustments to reclassify interest, depreciation, amortization, and other expenses related to the ownership of real estate assets from Operating Company to the Corporation and to record amortization for the assembled La Quinta work force and customer reservation system which are to be amortized on a straight line basis over a 3-year estimated life.

(I) Represents the pro forma lease and royalty expense of the Operating Company for the use of the real estate and tradenames that the Corporation will have ownership of subsequent to the Mergers. The lease expense is calculated on a triple net basis based upon the historical revenue and expenses of the assets for the periods presented. The royalty expense is calculated utilizing anticipated royalty rates based upon historical revenue for the periods presented.

(J) Represents the adjustment to La Quinta's and Cobblestone's income tax provisions necessitated by the impact to taxable income from the effects of the Mergers.

(K) Represents the adjustment to eliminate semi-annual investment banking and service fees to an affiliate of the majority shareholder of Cobblestone.

(L) Basic and diluted weighted average shares include 8,500 FEIT Shares. During June 1998, pursuant to the Purchase Price Adjustment Agreement, 862 shares were placed in a collateral account held in the name of the counter-party to the FEIT. In addition, under the terms of the same Purchase Price Adjustment Agreement, had the closing stock price of $27.9375 on June 30, 1998 been used, approximately 1,277 additional Shares would have been required to be issued into the same collateral account. Accordingly, basic and diluted weighted average shares include an additional 862 and 2,139 Shares, respectively.

                           MEDITRUST OPERATING COMPANY
                        PRO FORMA CONDENSED CONSOLIDATED
                            STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1998
                                  (UNAUDITED)


                                                Operating
                                                 Company          La Quinta        Cobblestone
                                             (Historical)(A)   (Historical)(B)   (Historical)(C)
                                            ----------------- ----------------- -----------------
(In thousands, except per share amounts)
Revenue:
 Horse racing revenue .....................     $ 49,707           $     --         $     --
 Hotel revenue ............................           --            280,360               --
 Restaurant rent, food & beverage
  revenue .................................        2,687              4,076            6,094
 Golf club revenue ........................       10,565                 --           31,899
 Other ....................................          424                 --               --
                                                --------           --------         --------
  Total revenue ...........................       63,383            284,436           37,993
Expenses:
 Interest expense .........................        1,058             28,756            8,575
 Amortization of goodwill .................          403                 --               --
 Depreciation, amortization & asset
  retirements .............................        2,066             34,377            4,180
 General and administrative ...............        1,239              7,422            2,940
 Rent and royalty expense due to
  the Corporation .........................       12,595                 --               --
 Horse racing operations ..................       39,430                 --               --
 Hotel operations .........................           --            139,218               --
 Golf club operations .....................        9,818                 --           29,838
 Partners' equity in earnings .............           --                531               --
                                                --------           --------         --------
  Total expenses ..........................       66,609            210,304           45,533
                                                --------           --------         --------
(Loss) income before income taxes .........       (3,226)            74,132           (7,540)
Income tax provision ......................           --             27,058               --
                                                --------           --------         --------
Net (loss) income .........................     $ (3,226)          $ 47,074         $ (7,540)
                                                ========           ========         ========

Basic earnings per share ..................     $  (0.03)
Basic weighted average shares
 outstanding ..............................       95,835
Diluted earnings per share ................     $  (0.03)
Diluted weighted average shares
 outstanding ..............................       97,162



                                                 La Quinta        Cobblestone       Total         Operating
                                                 Pro Forma         Pro Forma      Pro Forma        Company
                                              Adjustments(D)    Adjustments(E)   Adjustments      Pro Forma
                                            ------------------ ---------------- ------------- -----------------
(In thousands, except per share amounts)
Revenue:
 Horse racing revenue .....................    $        --       $       --       $      --      $  49,707
 Hotel revenue ............................             --               --              --        280,360
 Restaurant rent, food & beverage
  revenue .................................         (4,076)(G)           --          (4,076)         8,781
 Golf club revenue ........................             --           (4,586)(F)      (4,586)        37,878
 Other ....................................             --               --              --            424
                                               -----------       ----------       ---------       ---------
  Total revenue ...........................         (4,076)          (4,586)         (8,662)       377,150
Expenses:
 Interest expense .........................        (28,756)(H)       (8,575)(H)     (37,331)         1,058
 Amortization of goodwill .................             --               --              --            403
 Depreciation, amortization & asset
  retirements .............................        (32,258)(H)       (4,180)(H)     (36,438)         4,185
 General and administrative ...............             --               --              --         11,601
 Rent and royalty expense due to
  the Corporation .........................        130,216 (I)        4,740(I)      134,956        147,551
 Horse racing operations ..................             --               --              --         39,430
 Hotel operations .........................             --               --              --        139,218
 Golf club operations .....................             --             (525)(K)        (525)        39,131
 Partners' equity in earnings .............           (531)(H)           --            (531)            --
                                               -----------       ----------       ---------       ---------
  Total expenses ..........................         68,671           (8,540)         60,131        382,577
                                               -----------       ----------       ---------       ---------
(Loss) income before income taxes .........        (72,747)           3,954         (68,793)        (5,427)
Income tax provision ......................        (27,058)(J)           --         (27,058)            --
                                               -----------       ----------       ---------       ---------
Net (loss) income .........................    $   (45,689)      $    3,954       $ (41,735)      $ (5,427)
                                               ===========       ==========       =========       =========

Basic earnings per share ..................                                                       $  (0.04)
Basic weighted average shares
 outstanding ..............................                                                        149,481(L)
Diluted earnings per share ................                                                       $  (0.04)
Diluted weighted average shares
 outstanding ..............................                                                        151,234(L)

               See accompanying notes to the unaudited pro forma
                condensed consolidated statement of operations.

                          Meditrust Operating Company
       Notes to Pro Forma Condensed Consolidated Statement of Operations
                     For the Six Months Ended June 30, 1998
                    (In Thousands, Except Per Share Amounts)
                                  (Unaudited)

(A) Represents the historical statement of operations of the Operating Company for the six months ended June 30, 1998.

(B) Represents the historical statement of operations of La Quinta for the six months ended June 30, 1998.

(C) Represents the historical statement of operations of Cobblestone for the period from January 1 to May 29, 1998.

(D) Represents adjustments to the Operating Company's results of operations assuming the La Quinta Merger had occurred as of January 1, 1997.

(E) Represents adjustments to the Operating Company's results of operations assuming the Cobblestone Merger had occurred as of January 1, 1997.

(F) Represents the adjustment to defer all initiation fee revenue from the sale of club memberships along with the direct incremental costs of selling the memberships, and to amortize deferred revenue over the expected term of memberships, supported by a course by course analysis of member attrition. The incremental direct costs incurred with the selling of memberships will be deferred and capitalized in a manner similar to deferred loan costs in accordance with SFAS No. 91.

(G) Represents the adjustment to reclassify ground restaurant rent from Operating Company to the Corporation.

(H) Represents the adjustments to reclassify interest, depreciation, amortization, and other expenses related to the ownership of real estate assets from Operating Company to the Corporation and to record amortization for the La Quinta assembled workforce and customer reservation system which are to be amortized on a straight line basis over a 3-year estimated life.

(I) Represents the pro forma lease and royalty expense of the Operating Company for the use of the real estate and tradenames that the Corporation will have ownership of subsequent to the Mergers. The lease expense is calculated on a triple net basis based upon the historical revenue and expenses of the assets for the periods presented. The royalty expense is calculated utilizing anticipated royalty rates based upon historical revenue for the periods presented.

(J) Represents the adjustment to La Quinta's income tax provision necessitated by the impact to taxable income from the effects of the Mergers.

(K) Represents the adjustment to eliminate semi-annual investment banking and service fees to an affiliate of the majority shareholder of Cobblestone.

(L) Basic and diluted weighted average shares include 8,500 FEIT Shares. During June 1998, pursuant to the Purchase Price Adjustment Agreement, 862 unregistered common shares were placed in a collateral account held in the name of the counter-party to the FEIT. In addition, under the terms of the same Purchase Price Adjustment Agreement, had the closing stock price of $27.9375 on June 30, 1998 been used, approximately 1,277 additional Shares would have been required to be issued into the same collateral account. Accordingly, basic and diluted weighted average shares include an additional 862 and 2,139 Shares, respectively.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits
         ------------------------------------------------------------------
     (a)  Financial Statements of Businesses Acquired

     Pursuant to Section B(3) of the General Instructions to the Current Report on Form 8-K and Rule 12b-2's definition of "Previously Reported," the financial statements for the acquisition of La Quinta Inns, Inc. required by Item 7 of the Form 8-K as of the date of filing the original Form 8-K which this Form 8-K/A amends have been previously reported in a Joint Current Report on Form 8-K filed by The Meditrust Companies on May 21, 1998.

     (b) Pro Forma Financial Information

     Pursuant to Section B(3) of the General Instructions to the Current Report on Form 8-K and Rule 12b-2's definition of "Previously Reported," the pro forma financial information for the acquisition of La Quinta Inns, Inc. required by
Item 7 of the Form 8-K as of the date of filing the original Form 8-K which this Form 8-K/A amends have been previously reported in a Joint Current Report on Form 8-K/A filed by The Meditrust Companies on May 21, 1998.

     (c)  Exhibits

Exhibit No.  Description
-----------  -----------

99.1* Press release announcing the completion of the merger of La Quinta Inns, Inc. with and into Meditrust Corporation, dated July 17, 1998.

--------------
* Previously filed on Joint Current Report on Form 8-K, event date July 17, 1998, filed July 28, 1998.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



Dated: September 28, 1998              MEDITRUST CORPORATION


                                            By: /s/ Michael S. Benjamin
                                                --------------------------------
                                                Name: Michael S. Benjamin
                                                Title: Senior Vice President

                                        MEDITRUST OPERATING COMPANY

                                            By: /s/ William C. Baker
                                                --------------------------------
                                                Name: William C. Baker
                                                Title: Interim President